Exhibit 99.1

DGSE Companies, Inc. Reports Fourth Quarter and Full Year 2014 Results

Q4 2014 Net Income of $272,000 Represents $677,000 Improvement Compared to Q4 2013

DALLAS--(BUSINESS WIRE)--March 26, 2015--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the quarter and year ended December 31, 2014.

Fourth Quarter 2014 Summary

  Revenue from continuing operations was $18.1 million compared to $20.8 million in the year-ago period. DGSE continues to see growth in its jewelry business, although depressed prices in the precious metals market continued to drive lower volumes in our bullion and scrap categories.
  Gross profit from continuing operations was $3.3 million, or 18.2% of revenue, compared to $4.4 million, or 21.3% revenue in the same period last year.
  Selling, general and administrative (“SG&A”) expenses for continuing operations decreased 25% to $3.0 million from $4.0 million in the prior-year quarter. The resolution of all outstanding legal and sales tax issues in 2014, helped drive significantly lower legal and professional expenses in the quarter.
  Income from continuing operations for the quarter was $175,000 compared to $476,000 in the fourth quarter of 2013.
  Discontinued operations, related to the closure of all Southern Bullion Coin & Jewelry stores (“Southern Bullion”) in early 2014, generated income of $97,000 in the quarter, due to positive adjustments in anticipated final state tax expenses, compare to a loss of $881,000 in the fourth quarter of 2013.
  Net income was approximately $272,000 or $0.02 per share, compared to net loss of approximately $405,000, or $0.03 per share, in the year-ago period.

Full Year 2014 Summary

  Full-year revenue from continuing operations was $70.7 million, down 19% versus $87.1 million in 2013.
  Gross profit was $12.7 million, or 17.9% of revenue, compared to $14.2 million or 16.3% of revenue in the prior year. Gross profit as a percent of revenue increased as the revenue mix continued to shift away from the low margin bullion business, which continued to see significant declines in 2014.
  SG&A expenses decreased $1.7 million or 12% to $12.7 million compared to $14.4 million in the prior year due to a reduction in legal and professional fees, and continued expense reduction initiatives.
  Loss from continuing operations was $635,000 in 2014, compared to a loss of $721,000 in 2013.
  Loss from discontinued operations, related to the closure of Southern Bullion, was approximately $3.9 million, compared to a net loss of $1.9 million in the prior year. For 2014 discontinued operations includes the write-off of the $2.9 million intangible asset attributed to the “Southern Bullion Coin & Jewelry” trade name, as well as the write-off of approximately $296,000 in net book value of fixed assets previously used in Southern Bullion operations.
  Net loss was approximately $4.5 million, including discontinued operations, compared to a net loss of $2.7 million in the prior year.

Dusty Clem, Chief Executive Officer and Chairman of the Board, stated, “2014 was a year of substantial change for DGSE, as we exited the Southern Bullion business, and finally put to rest the remaining legacy legal and sales tax issues. Subsequent to these changes, we were pleased to see modest profitability in the most recent two quarters, and believe that our focus on growing our jewelry, diamond and watch businesses is the right path forward for the company. The precious metals markets continue to be challenging, and have had significant negative impact on our bullion and scrap businesses. In 2015 we will continue to adapt our operating model in order to best serve our clients and to meet the challenges of the current markets. One of the ways in which we plan to improve the business, is to move towards fewer, but larger stores in our most important market, Dallas-Fort Worth. Our goal is to provide a greater breadth of inventory, services and experience for our clients. We are also re-launching our website to provide a substantially improved online customer experience. This exciting change will allow us to shift a greater share of our marketing focus to e-commerce, and to broaden our potential reach beyond our physical locations.”

Fourth Quarter 2014 Results

For the quarter ended December 31, 2014, revenue from continuing operations was $18.1 million, a 13% decrease compared to $20.8 million in the quarter ended December 31, 2013, due primarily to continued weakness in the Company’s bullion and scrap businesses, which are consistent with industry-wide trends.

Gross profit from continuing operations for the quarter was $3.3 million, or 18.2% of revenue, compared to $4.4 million, or 21.3% of revenue, in the prior year quarter. The overall gross profit decrease was driven by lower sales of bullion and scrap compared to the prior year quarter.

SG&A expenses for continuing operations decreased $1.0 million, or 25%, in the quarter ended December 31, 2014, to $3.0 million compared to approximately $4.0 million in the prior year quarter. The resolution of all outstanding legal and sales tax issues in 2014 helped drive significantly lower legal and professional expenses in the quarter, combined with continued company-wide expense reductions.

Net income from continuing operations for the fourth quarter was $175,000, or $0.01 per share, compared to net income from continuing operations of $476,000, or $0.04 per share, in the year-ago quarter.

Discontinued operations, related to the closure of Southern Bullion in early 2014, generated income of $97,000 in the quarter, due to positive adjustments in anticipated final state tax expenses, compared to a loss of $881,000 in the fourth quarter of 2013.

Net income was approximately $272,000 or $0.02 per share, compared to a net loss of approximately $405,000, or $0.03 per share, in the year-ago period, an improvement of $677,000.

“While we aren’t satisfied with the current level of profitability,” continued Mr. Clem, “we are gratified to see that the strategic decisions we made in early 2014 with the closure of Southern Bullion, have allowed us to show positive income for the second quarter in a row. We believe this is an indication that DGSE is on the right track, and we will continue to strive to build a company that will produce consistent returns for our shareholders.”

Full-Year 2014 Results

Revenue from continuing operations decreased by $16.4 million, or 19%, in the year ended December 31, 2014, to $70.7 million, compared to $87.1 million in the prior year. This decrease was primarily the result of continuing weakness in the bullion and scrap markets, as noted above. Our scrap business has historically been one of our largest revenue and profit drivers, and in 2014 that business continued to contract in line with the industry. With the deterioration of the scrap and bullion markets, we focused our advertising and merchandising efforts on our jewelry, watch and diamond businesses, and despite the loss of store traffic due to fewer scrap sellers, we continued to successfully grow our retail jewelry business in 2014.

Gross profit for the year was $12.7 million, or 17.9% of revenue, compared to gross profit of $14.2 million, or 16.3% of revenue in the prior year. While gross profit decreased, gross profit as a percent of revenue increased, as high-margin jewelry sales became a greater share of our sales mix, and low-margin bullion sales became a lower share.

SG&A expenses decreased $1.7 million, or 12%, in the year ended December 31, 2014, to $12.7 million compared to $14.4 million in the prior year. This decrease was driven by a reduction in legal and professional costs and broad cost reduction efforts across all areas. With the resolution of several outstanding legal matters, we experienced significantly lower legal expenses, compared to the prior year. We also accrued $775,000 in 2013, towards the resolution of our 2010 Texas sales tax audit, which created a positive variance in 2014. In addition, we were able to reduce operating expenses in a wide variety of areas including freight, insurance, benefits, investor relations, accounting and other professional fees, travel and supplies. In 2014 we used some of these savings to increase advertising spend in core markets, by roughly 10%, or $205,000.

Depreciation and amortization increased by $30,000, or 8%, to $383,000 compared to $353,000 in the prior year. This increase was due primarily to new assets put into place to support our jewelry repair business.

Loss from continuing operations in 2014 improved by $86,000, to a loss of $635,000, or $0.05 per share, compared to a loss of $721,000, or $0.06 per share, in 2013.

Discontinued operations in the year ended December 31, 2014 generated a loss of $3.9 million related to the Southern Bullion locations closed down in early 2014, compared to a net loss of $1.9 million for these locations in 2013. For 2014, discontinued operations also includes the write-off of the $2.9 million intangible asset attributed to the “Southern Bullion Coin & Jewelry” trade name, as well as the write-off of approximately $296,000 related to the net book value of fixed assets previously utilized in Southern Bullion operations.

Net loss for the year was $4.5 million, or $0.37 per share, inclusive of discontinued operations, compared to net loss of $2.7 million, or $0.22 per share, in the prior year. The great majority of this loss, $3.9 million, related to the discontinued operations of Southern Bullion in 2014, including the $2.9 million non-cash write off of the Southern Bullion intangible asset.

Balance Sheet Summary

At December 31, 2014, DGSE Companies had cash and cash equivalents of $2.2 million compared to $2.6 million at December 31, 2013. Stockholders’ equity decreased by $4.3 million, or 42%, to $6.1 million at December 31, 2014 compared to $10.4 million at December 31, 2013. As of year-end, the outstanding balance on the Company’s credit facility with NTR Metals, Inc. (“NTR”) was $2.3 million compared to $2.4 million at December 31, 2013. This decrease is the result of loan principal repayment during 2014. On February 4, 2015 the company and NTR entered into a two-year extension of the credit facility, extending the termination date to August 1, 2017. All other terms of the agreement remain the same.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	March 26, 2015
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:	A replay will be available until midnight on April 2, 2015, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13604535 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=113643.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.cgdeinc.com, and www.dgse.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

-- Tables follow --

DGSE COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$2,184,435	$2,637,726
Trade receivables, net of allowances	904,076	162,670
Inventories	11,144,157	9,992,156
Prepaid expenses	104,513	138,600
Assets related to discontinued operations	49,729	3,711,740

Total current assets	14,386,910	16,642,892

Property and equipment, net	4,365,767	4,588,695
Intangible assets, net	27,568	41,353
Other assets	128,356	189,426
Noncurrent assets related to discontinued operations	-	3,441,765

Total assets	$18,908,601	$24,904,131

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$131,003	$122,536
Current maturities of capital leases	11,529	11,091
Accounts payable-trade	5,831,736	5,535,624
Accrued expenses	1,541,552	1,729,528
Customer deposits and other liabilities	1,082,778	2,349,943
Liabilities related to discontinued operations	303,564	589,899

Total current liabilities	8,902,162	10,338,621

Line of credit, related party	2,303,359	2,383,359
Long-term debt, less current maturities	1,616,237	1,757,827

Total liabilities	12,821,758	14,479,807

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,238,846 and 12,175,584 shares issued and outstanding	122,388	121,755
Additional paid-in capital	34,231,271	34,045,654
Accumulated deficit	(28,266,816)	(23,743,085)
Total stockholders' equity	6,086,843	10,424,324

Total liabilities and stockholders' equity	$18,908,601	$24,904,131

DGSE COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the Three Months Ended December 31,
	2014	2013	2014	2013

Revenue:
Sales	$70,742,755	$87,095,935	$18,119,787	$20,791,043
Cost of goods sold	58,091,288	72,888,844	14,823,580	16,356,560
Gross margin	12,651,467	14,207,091	3,296,207	4,434,483

Expenses:
Selling, general and administrative expenses	12,670,968	14,363,216	3,038,184	4,008,303
Depreciation and amortization	382,565	353,034	93,965	83,921
	13,053,533	14,716,250	3,132,149	4,092,224

Operating (loss) income	(402,066)	(509,159)	164,058	342,259

Other expense (income):
Other (income) expense, net	(174,189)	(106,696)	(129,510)	(106,909)
Interest expense	341,382	261,185	82,999	90,619
	167,193	154,489	(46,511)	(16,290)

Income (loss) from continuing operations before income taxes	(569,259)	(663,648)	210,569	358,549

Income tax expense (benefit)	65,416	57,168	35,441	(117,211)

Income (loss) from continuing operations	(634,675)	(720,816)	175,128	475,760

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(3,889,056)	(1,938,373)	96,771	(880,850)

Net income (loss)	$(4,523,731)	$(2,659,189)	$271,899	$(405,090)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.05)	$(0.06)	$0.01	$0.04
Income (loss) from discontinued operations	(0.32)	(0.16)	0.01	(0.07)
Net income (loss) per share	$(0.37)	$(0.22)	$0.02	$(0.03)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.05)	$(0.06)	$0.01	$0.04
Income (loss) from discontinued operations	(0.32)	(0.16)	0.01	(0.07)
Net income (loss) per share	$(0.37)	$(0.22)	$0.02	$(0.03)

Weighted-average number of common shares
Basic	12,216,787	12,175,584	12,238,661	12,175,584
Diluted	12,216,787	12,175,584	12,238,661	12,175,584

CONTACT:
DGSE Companies, Inc.
James D. Clem, CEO, 972-587-4021
investorrelations@dgse.com